EXHIBIT 4













                      Reliv International, Inc. 401(k) Plan






                            SUMMARY PLAN DESCRIPTION

























                                NOVEMBER 14, 1997

                            SUMMARY PLAN DESCRIPTION

                                TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

I        INTRODUCTION                                                    1

II       PLAN DATA                                                       1
         ---------
         Agent For Service Of Legal Process                              1
         Effective Date                                                  1
         Employer                                                        1
         Plan Administrator                                              1
         Plan Year                                                       1
         Trustee                                                         1
         Type Of Administration                                          1

III      DEFINITIONS                                                     1
         -----------
         Break In Service                                                1
         Compensation                                                    2
         Disability                                                      2
         Effective Date                                                  2
         Elective Deferral                                               2
         Entry Date                                                      2
         Family Member                                                   2
         Highly Compensated Employee                                     2
         Hour Of Service                                                 3
         Maternity/Paternity Leave                                       3
         Normal Retirement Age                                           3
         Spouse                                                          3
         Taxable Wage Base                                               3
         Year Of Service                                                 3

IV       ELIGIBILITY REQUIREMENTS AND PARTICIPATION                      4
         ------------------------------------------

V        EMPLOYEE CONTRIBUTIONS                                          4
         ----------------------
         Elective Deferrals                                              4
         Rollover And Transfer Contributions                             5

VI       EMPLOYER CONTRIBUTIONS                                          5
         ----------------------
         Contribution Formula                                            5
         Eligibility For Allocation                                      6

VII      GOVERNMENT REGULATIONS                                          6
         ----------------------

VIII     PARTICIPANT ACCOUNTS                                            7
         --------------------

IX       VESTING                                                         7
         -------
         Determining Vested Benefit                                      7
         Payment Of Vested Benefit                                       8
         Loss Of Benefits                                                8
         Timing Of Forfeiture                                            8
         Reemployment                                                    9

X        TOP-HEAVY RULES                                                10
         ---------------

XI       RETIREMENT BENEFITS AND DISTRIBUTIONS                          10
         -------------------------------------
         Retirement Benefits                                            10
         Distributions During Employment                                10
         Hardship Withdrawals                                           10
         Beneficiary                                                    11
         Death Benefits                                                 11
         Form Of Payment                                                11
         Rollover Of Payment                                            12
         Time Of Payment                                                13
         Joint And Survivor Annuity Rules                               13

XII      INVESTMENTS                                                    13
         -----------
         Trust Fund                                                     13
         Investment Responsibility                                      14
         Employee Investment Direction                                  14
         Insurance Policies                                             14
         Participant Loans                                              14

XIII     ADMINISTRATION                                                 14
         --------------
         Plan Administrator                                             14
         Trustee                                                        15

XIV      AMENDMENT AND TERMINATION                                      16
         -------------------------

XV       LEGAL PROVISIONS                                               16
         ----------------
         Rights Of Participants                                         16
         Fiduciary Responsibility                                       16
         Employment Rights                                              17
         Benefit Insurance                                              17
         Claims Procedure                                               17
         Assignment                                                     17
         Questions                                                      18
         Conflicts With Plan                                            18





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I        INTRODUCTION

         Your Employer has established a retirement plan to help supplement your retirement income. Under the program, the Employer makes contributions to a Trust Fund which will pay you a benefit at retirement. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.


II       PLAN DATA

         A.       Agent For Service of Legal Process: Plan Administrator.

         B. Effective Date: The Effective Date of the original Plan was January 1, 1995; the Effective Date of the amended Plan is January 1, 1997.

         C.       Employer:                RELIV INTERNATIONAL, INC.
                  Address:                 136 Chesterfield Industrial Boulevard
                                           Chesterfield, MO 63005
                  Telephone No.:           (314)537-9715
                  Tax I.D. No.:            37-1172197
                  Plan No.:         002

         D. Plan Administrator: The Employer has designated the following individual(s) to serve as Plan Administrator:

                  Reliv International, Inc.

         E. Plan Year: The 12-month period beginning on January 1 and ending on December 31.

         F.       Trustee(s):       David G. Kreher, Stephen M. Merrick,
                                    Robert L. Montgomery
                  Address:          136 Chesterfield Industrial Blvd.,
                                    Chesterfield, MO 63005
                  Telephone No.:    (314) 537-9715

         G.       Type Of Administration:            Trust Fund


III      DEFINITIONS

         A. Break In Service. A 12 consecutive month period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United



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                  States,  you  are  not  considered  terminated  as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below. Also, see Section VI(B) to determine your eligibility to share
                  in  the   Employer's   Contribution   if  you  separate   from
                  employment, but do not incur a Break in Service.] If a Break in Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

         B. Compensation. Your total salary, pay, or earned income from the Employer, as reflected on tax Form W-2, which is subject to withholding when earned. Compensation will include amounts received by you during the Plan Year and earned while a participant. Compensation shall include amounts deferred under 401(k) plans and Section 125 cafeteria plans. Compensation shall be limited to $200,000 as adjusted for inflation. For Plan Years beginning in 1994, Compensation shall be limited to $150,000 as adjusted for inflation.

         C. Disability. A potentially permanent illness or injury, as certified to by a physician who is approved by the Employer, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

         D. Effective Date. The date on which the Plan starts or an amendment is effective.

         E. Elective Deferral. Employer contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf.

         F. Entry Date. Your Entry Date will be the earlier of the first day of the Plan Year or the first day of the seventh month of the Plan Year coinciding with or following the date on which you satisfy the eligibility requirements.

         G. Family Member. The Spouse or lineal ascendant or descendant (or Spouse there) of either a more than 5 % owner of the Employer or one of the ten highest compensated Highly Compensated Employees of the Employer.

         H. Highly Compensated Employee. Any Employee who during the current or prior Plan Year (1) was a 5% owner, (2) received more than $75,000 in compensation as adjusted for inflation
                  (3) received more than $50,000 in compensation as adjusted for inflation and was in the top 20% of Employees when ranked by compensation,




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                  or  (4)  was  an  officer   receiving  more  than  $45,000  in
                  compensation as adjusted for inflation. Family members of any 5 % owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a family member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

         I.       Hour Of Service. You will receive credit for each hour you are
                  (1) paid for being on your job, (2) paid even if you are not at work(vacation, sickness, leave of absence, or disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited for any year you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment.

         J. Maternity/Paternity Leave. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break in service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service when your child is born, you would not get any more hours credited for that plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break in Service in that year. Alternatively, if you do return the following year, but work only 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

         K.       Normal Retirement Age. The attainment of age 65.

         L. Spouse. The person to whom you are or were legally married, or your common law Spouse if common law marriage is recognized by the state in which you live. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XV(F) of this Summary Plan Description.

         M.       Taxable Wage Base.

                  The amount of your Compensation subject to FICA tax on the first day of each Plan Year.


         N.       Year Of Service

         Eligibility:

         For purposes of determining your eligibility to participate in the Plan, a Year of Service is a 12-consecutive month period beginning on your date of hire during which you are credited with at least 1000 Hours of Service.





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



         Contribution:
         For purposes of determining whether or not you are entitled to have a contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with a least 1000 Hours of Service.

         Vesting:

         For purposes of determining whether or not you are vested in your account balance, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with 1000 Hours of Service.

IV.      ELIGIBILITY REQUIREMENTS AND PARTICIPATION

         The  Service   requirement   for   Elective   Deferrals   and  Employer
         Contribution is ] Year of Service. You must also attain age 21 to be eligible to participate in the Plan.

         You are considered to have completed 1 Year of Service for purposes of eligibility on the anniversary of your first day of employment, provided that you worked at least 1000 hours during that 12-month period. The second and subsequent measuring periods, if applicable, shall be the Plan Year.

         The plan shall exclude Employees included in a unit of Employees covered by a collective bargaining agreement between the Employer and Employee Representatives, if the exclusion of such retirement benefits were the subject of good faith bargaining. For this purpose, the term "Employee Representative" does not include any organization more than half of whose members are Employees who are owners, officers, or executives of the Employer. Your participation in the Plan will begin on the Entry Date defined at Section III.

         V.    EMPLOYEE CONTRIBUTIONS

         A.       Elective Deferrals
                  You, as an eligible Employee, may authorize the Employer to withhold from 1% up to 15% of your Compensation and to deposit such amount in the Plan fund. However, the total amount withheld by the Employer for your taxable year shall not exceed $7,000 as adjusted for inflation. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit for a given year, you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage on the anniversary date of the Plan and on the first day following any Valuation Date. If you terminate contributions, you may not reinstate payroll withholding until the first day of the next valuation period. The Employer may also reduce or terminate your withholding if required to maintain the Plan's qualified status.




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         B.       Rollover And Transfer Contributions

                  Rollover and Transfer Contributions are permitted. You may make a Rollover or Transfer Contribution prior to becoming a Participant.

                  A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump-sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit that payment to this Plan. The last day you may make a Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA. A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan Administrator for more details.


VI       EMPLOYER CONTRIBUTIONS

         A.       Contribution Formula

         Elective Deferrals:

         The Employer will contribute all Compensation which you elect to defer to the Plan within the limits outlined in Section V(A).

         Matching Contributions:

         The Employer may make a Matching Contribution to each Participant based on his or her Elective Deferrals in a percentage set by the Employer prior to the end of each Plan Year.

         The  Employer  has the  right  to  designate  all or a  portion  of the
         Matching Contributions as "Qualified". To the extent Matching Contributions are so designated, they are nonforfeitable and may not be withdrawn from the Plan prior to separation from Service.

         Employer Matching Contributions will only be made on Elective Deferrals made to the Plan. The time period which will be used for determining the amount of Matching Contributions owed shall be monthly.

         Qualified Non-Elective Contributions:

         The Employer may also contribute an additional amount determined in its sole judgement. This additional contribution, if any, will be allocated to only Non-highly Compensated Participants, in proportion to each eligible Employee's Compensation as a ratio of all eligible Employees' Compensation. These Contributions will be nonforfeitable and subject to withdrawal restrictions.






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         Discretionary:

         The Employer may also contribute an additional amount determined in its sole judgement. Such additional contribution, if any, shall be allocated to each Participant in proportion to his or her Compensation for the Plan Year while a Participant. A Participant will also receive an allocation with respect to his or her Compensation in excess of the Taxable Wage Base.

B.       Eligibility For Allocation

         Except for top-heavy minimum contributions, which are allocated in accordance with Section X, the Employer's Contribution will be made to all Participants who are employed at the end of the Plan Year provided that the Participant has completed a Year of Service during the Plan Year. The Employer shall also make matching and other related contributions as indicated below to Employees who terminate during the Plan Year as a result of:


         Matching          Other
         X                 X                (i)      Retirement.
         X                 X                (ii)     Disability.
         X                 X                (iii)    Death.
                           X                (iv)     Other    termination     of
                                                     employment   provided  that
                                                     the     Participant     has
                                                     completed   1000  Hours  of
                                                     Service.

         X                                  (v)      Other    termination     of
                                                     employment  even though the
                                                     Participant     has     not
                                                     completed    a   Year    of
                                                     Service.

                                            (vi)     Termination  of  employment
                                                     (for any  reason)  provided
                                                     that  the  Participant  has
                                                     completed   1000  Hours  of
                                                     Service.

VII      GOVERNMENT REGULATIONS

         The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (Elective Deferrals) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess, plus or minus any gain or loss, will be returned. Keep in mind that if you are a 5 % owner of the business or one of the ten highest paid Highly Compensated employees, certain family members' contribution percentages and Compensations will be combined with yours for purposes of determining your contributions under the Plan.




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VIII     PARTICIPANT ACCOUNTS

         The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

         A. your allocated share of the Employer's Contribution (including your Elective Deferrals),

         B.       the  amount  of  your  personal  Transfer   Contributions  and
                  Rollover Contributions, if any, and

         C. your share of investment earnings and appreciation in the value of investments.

         The Employer will make the following subtractions from your account:

         D.       any withdrawals or distributions made to you,

         E. your share of investment losses and depreciation in the value of investments, and

         F. your share of administrative fees and expenses paid out of the Plan, if applicable.

         The Employer will value the following types of contributions in your account as indicated below:

         Type of Contribution                        Valuation Date(s)

         (1)      Elective Deferrals                          v
         (2)      Matching                                    v
         (3)      Qual. Non-Elective                          v
         (4)      Non-Elective                                v
         (5)      Minimum Top-Heavy                           v

Valuation Periods: (i) Daily (ii) Weekly (iii) Monthly (iv) Bi-Monthly (v) Quarterly (vi) Semi-Annually (vii) Annually

The Employer will provide you with a statement of account activity at least once annually.

IX       VESTING

         A.       Determining Vested Benefit

         Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account. Any Elective Deferrals, Qualified Non-Elective Contributions, Qualified Matching Contributions, Rollover Contributions, Transfer Contributions, plus or minus any earnings or losses, are always 100% vested and cannot be forfeited for any reason.









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         Any Employer contribution not listed in the previous sentence,  and the earnings or losses thereon, will vest in accordance with the following table:

         Years of Service

         1        2        3        4       5        6        7
         0%       20%      40%      60%     80%      100%

         You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1000 Hours of Service at any time during a Plan Year. Service prior to the Effective Date of the Plan is not counted for purposes of vesting.

         You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, upon retirement due to disability, upon death, or upon termination of the Plan.

B.       Payment Of Vested Benefit

         If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70. The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan Forfeitures of Employer Discretionary and Top-Heavy contributions shall be given

C.       Loss Of Benefits

         There are only two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

D.       Timing Of  Forfeiture

         If you receive the vested portion of your account upon separation from service, the Employer will forfeit your account as of the Plan Year end, immediately following the date of payment of your Vested Account Balance. If you have not received a distribution of your vested balance, your nonvested portion will be forfeited at the end of the Plan Year during which you incur your fifth consecutive 1-year Break in Service.

E.       Reemployment

         If you terminate service with your Employer, then are later reemployed, you will become a Participant as of the earlier of the next Valuation Date or the next Entry Date [see Section III] following your return to employment. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate immediately if you have satisfied the minimum age and service requirements. Should you become ineligible to share in future Contributions and forfeitures because you are no longer a member of an eligible class, you shall again share upon your return to an eligible class. All years of prior Service will be counted when calculating your vested percentage in your new account balance. The following rules apply in connection with reemployed Participants.

         (a) Terminated Partially Vested Participants. If you terminate employment and receive payment of your partially vested interest and are reemployed prior to incurring five consecutive one-year Breaks in Service, you have the right to buy back the nonvested portion of your account if it was forfeited. If your nonvested balance was not forfeited it will still be part of your account and the buy back is not necessary. If a buy back is necessary to regain the forfeiture, you must redeposit the amount paid to you without interest within five years of your date of reemployment. If you do not repay the amount you received, the nonvested portion of your Employer account will be permanently forfeited. Whether you repay or not, your prior Service will count toward vesting service for future Employer contributions.

                  For example, assume that you terminate your job with your current Employer. At the time of termination you had accrued a total benefit of $10,000 under the retirement' Plan. Although this amount had been allocated to your account, you were only 40% vested in that amount when you left. You decided to take a distribution of your vested account balance (40 % of $ 10,000, or $4,000) when you quit. The nonvested balance of your account ($6,000) was forfeited. Three years later, you became reemployed by the same Employer. Since you were reemployed within 5 years, you have the right to repay the $4,000 distribution you received when you quit. You would have to repay the $4,000 within 5 years of being rehired. If you do so, the nonvested portion of your account ($6,000) will be restored to your account. After restoration, you will be vested in 40% of this account, but your vested percentage will increase based on your Years of Service after your reemployment. Your prior Service will always count towards vesting of Employer Contributions which you receive after reemployment, whether or not you decide to repay and restore your prior account.

         (b) Terminated Nonvested Participants. If you were not vested in any portion of your Employer Contribution account prior to your separation from service and are reemployed before incurring five consecutive one-year Breaks in Service, you will be credited for vesting with all pre-break and post-break service. Your prior unpaid account balance will automatically be restored and you will continue to vest in that account. If you are reemployed after incurring five consecutive one-year Breaks in Service, you will lose your prior account balance, but your pre-break Years of Service will count towards vesting in your new account balance.



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


X        TOP-HEAVY RULES

A "top-heavy" plan is one in which more than 60% of the contributions or benefits are attributable to "key employees", such as owners, officers and stockholders. The Plan Administrator is responsible for determining each year if the Plan is "top-heavy". If the Plan becomes top-heavy, special rules apply to the allocation of the Employer's contribution. These special rules require that only Participants who are not key employees will generally receive an allocation of the Employer's contribution equal to 3% of compensation, or if less, the greatest percentage allocated to the account of any key employee. All Participants are entitled to receive this minimum allocation upon completing at least one Hour of Service in the top-heavy Plan Year provided they are employed on the last day of the Plan Year. The Employer's minimum contribution can be satisfied by another Employer sponsored retirement plan, if so elected by the Employer.

XI       RETIREMENT BENEFITS AND DISTRIBUTIONS

         A.       Retirement Benefits

         The full value of your account balance is payable at your Normal Retirement Age, even if you continue to work, or you may defer payment until April 1 following the year you reach age 70-1/2. If you work beyond your Normal Retirement Age, you will continue to fully participate in the Plan.

         B.       Distributions During Employment

         Benefits attributable to Employer Contributions are not payable prior to your separation from Service, except as indicated above.

         If applicable, benefits attributable to your rollovers are available for withdrawal upon request to the Plan Administrator. Transfers Contributions may be withdrawn only if they originate from plans meeting certain safe harbor provisions.

         C.       Hardship Withdrawals

         You may file a written request for a hardship withdrawal of the portion of your account balance attributable to Elective Deferrals and certain Employer Contributions to the extent vested. Earnings on Elective Deferrals up to the last day of the Plan Year prior to July 1, 1989 may be included in any hardship withdrawal, but earnings on Elective Deferrals after that date may not be included. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum non-taxable loan amount allowed under this and any other plans of the Employer. Note, however, that if the effect of the loan would be to increase the amount of your financial need, you are not required to take the loan. For example, if you need funds to purchase a principal residence, and a plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan. Hardship withdrawals may be authorized by the Employer for the following reasons:

         (a) to assist you in purchasing a personal residence which is your primary place of residence (not including mortgage payments),

         (b) to assist you in paying tuition and related educational expenses for you, your Spouse, or your dependents, for the next twelve months of post-secondary education,

         (c)      to assist you in paying  expenses  incurred  or  necessary  on behalf of you, your Spouse, or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

         (d) to prevent your eviction from or foreclosure on your principal residence.

Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a non-discriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in Employer Contributions to the Plan, although, your right to make Elective Deferrals shall be suspended for twelve months. Any withdrawals you receive under these rules may not he recontributed to the Plan and may be subject to taxation, as well as an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2. These payments shall also be subject to a mandatory 20% withholding for income tax purposes.

D.       Beneficiary

Every Participant or former Participant with plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time. If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse in front of a Plan representative or a Notary Public.

E.       Death Benefits

In the event of your death, the full value of your account is payable to your beneficiary in a lump sum, or if permitted, in installments payable over any period which does not exceed the life expectancy of your beneficiary. The benefit may also be paid in the form of an annuity. If you die after benefit payments have started under an installment option and after the attainment of age 70-1/2, your beneficiary will continue to receive payments in accordance with the payment option you selected.

F. Form Of Payment

When benefits become due, you or your representative should apply to the Employer requesting payment of your account and specifying the manner of payment. If you are married and your account balance exceeds $3,500, the normal or automatic form of payment is a joint and survivor annuity with a percentage of your benefit continuing to your Spouse upon your death. If you are not married, the normal form of benefit is a life annuity based on your life expectancy. If you do not wish to receive the normal form of payment when your payments are due to start, you may request to receive your benefit in any of the optional forms indicated:

lump sum.
installment payments.
a life annuity.
A joint and 50 75 100% survivor annuity

In some cases, election of one of the optional forms of payment will require the written consent of your Spouse. Also, payments may not be made over a period which exceeds the life expectancy of you and your beneficiary. The Plan Administrator will advise you if any special rules apply in connection with the payments of your benefits.

G.       Rollover Of Payment

         If your benefits qualify as eligible rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within sixty days (first check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works: If you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose not to have the account transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 591/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty. However, if you receive your benefit payment due to a separation of service, after attainment of age 55, there will be no 10% early distribution penalty.

         Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding. They are as follows:

                  l.     annuities paid over life;
                  2.     installments for a period of at least 10 years; and
                  3.     minimum required distributions at age 701/2.

         There are also several operational exceptions and a "de minimis" exception for payments of less than $200. Also Employee Voluntary contributions are not eligible for rollover.

         H.       Time Of Payment

                  If you retire, become disabled, or die, payments will start as soon as administratively feasible following the end of the Plan Year in which a distribution is requested by you or is otherwise payable.

                  If you terminate for a reason other than death, Disability, or retirement, payments will start as soon as administratively feasible following the end of the Plan Year in which a distribution is requested by you or is otherwise payable.

         I.       Joint And Survivor Annuity Rules

                  Retirement Benefits

                  If the benefit under the Plan is payable in the form of an annuity, the Plan is subject to the joint and survivor annuity rules. Under these rules, there are two automatic methods of payment for vested Participants depending on your marital status. If you do not choose another form of payment (such as a lump sum or installments), the normal form of payment is a straight life annuity if you are not married at your retirement date, or a qualified joint and survivor annuity if you are married. Under a straight life annuity, you will receive equal monthly payments for as long as you live. No further payments will be made after your death. Under a qualified joint and survivor annuity, you will receive a reduced benefit each month for your lifetime. After you die, 50% of that amount will be paid each month to your Spouse for his or her lifetime. The amount of your monthly benefit is reduced under a joint and survivor annuity because it is expected that payments will be made over two lifetimes instead of one. You may choose another form of payment by filling out the proper form and returning it to the Plan Administrator. In order to choose another form of payment or a beneficiary, other than your Spouse, you must make a proper election, with your Spouse's written consent. Such election must be witnessed by a Notary Public. Written notice of these rules will be provided to you on a timely basis.

                  Death Benefits

                  If you die while still employed by the Employer, or die after you retire or terminate employment but before benefit payments start, your surviving Spouse will be entitled to a life annuity based on one half of the value of your account. These payments will continue for your spouse's lifetime unless he or she chooses to accelerate such payments. Again, you and your Spouse can waive this coverage by obtaining the proper form from the Plan Administrator and completing it. For the other half of your account, that is not entitled to be paid in the form of a life annuity, you may designate another beneficiary and/or allowable form of payment under the Plan without obtaining a waiver from your spouse.

                  If you are not married, you may designate any beneficiary or allowable form of payment under the Plan.

         XII      INVESTMENTS

                  A.       Trust Fund

                           The monies contributed to the Plan may be invested in any security or form of property considered prudent for a retirement plan. Such investments include, but are not limited to, common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills, or insurance contracts. An institutional Trustee may invest in its own deposits or those of affiliates which bear a reasonable interest rate, or in a group or collective trust maintained by such Trustee.

                  B.       Investment Responsibility

                           The Plan's assets are held by the Trustee who is identified in Section II of this Summary. The Trustee is responsible for the safekeeping of plan assets and for the investment management of such assets unless the Employer elects to direct investments, appoints an outside investment manager or permits Participants to direct the investment of their individual accounts.

                  C.       Employee Investment Direction

                           Participants may direct the investments of their accounts among alternative investment funds provided under the Plan. All contributions are available for making an investment election. The procedures for making an election are shown in a separate Investment Election Form which can be obtained from the Plan Administrator. You may change your investment selection and move monies from one fund to another in accordance with the rules established by the Plan Administrator.

                  D.        Insurance Policies

                           You may elect to apply a portion of your account balance for the purchase of insurance, If you are interested in this option, you may obtain an Insurance Form from the Plan Administrator. The Form provides the information you will need to arrange for the purchase of insurance.

                  E.       Participant Loans

                           Participant loans are permitted under the Plan. In order to get a loan from the Plan, you must make application to the Plan Administrator. Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law. The rules are covered in a separate Loan Application Form and Promissory Note Form. These Forms are available from the Plan Administrator.


         XIII     ADMINISTRATION

                  The Plan will be administered by the following parties:

                  A.       Plan Administrator

                  The Employer is the party who has established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan Administrator include:

                  (a) appointing the Plan's professional advisors needed to administer the Plan including, but not limited to, an accountant, attorney, actuary, or administrator,

                  (b) directing the Trustee with respect to payments from the Fund,

                  (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures and domestic relations orders,

                  (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

                  (e)      reviewing  and   approving  any  financial   reports,
                           investment reviews, or other reports prepared by any party appointed by the Employer,

                  (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

                  (g)      construing   and   resolving  any  question  of  Plan
                           interpretation.      The     Plan     Administrator's
                           interpretation and application thereof is final.

         B.       Trustee

         The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

                  (a)      receiving contributions under the terms of the Plan,

                  (b)      investing     Plan    assets    unless     investment
                           responsibility is delegated to another party by the Employer,

                  (c)      making distributions from the Fund in accordance with
                           written   instructions   received   from   the   Plan
                           Administrator,

                  (d)      keeping   accounts  and  records  of  the   financial
                           transactions of the Fund, and

                  (e) rendering an annual report of the Fund showing the financial transactions for the Plan Year.

         XIV      AMENDMENT AND TERMINATION

         The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of a full termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer or excluded from Plan participation. In case of a partial termination, only those affected will become 100% vested.

XV       LEGAL PROVISIONS

         A.       Rights Of Participants

                  As a Plan Participant, you have certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA).
                  The law says that you are entitled to:

                  (a) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Employer's offices during regular business hours.

                  (b) Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may make a reasonable charge for producing the copies.

                  (c) Receive from the Employer at least once each year a summary of the Plan's annual financial report.

                  (d) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested)benefits, if any. The Plan provides that you will receive this statement automatically, If you are not vested, you may request a statement showing the date when your account will begin to become nonforfeitable.

                  (e) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Employer. If you are improperly denied access to information you are entitled to receive, the employer may be required to pay up to $100 for each day's delay until the information is provided to you.

         B.       Fiduciary Responsibility

                  ERISA imposes obligations upon the persons who are responsible for the administration of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or your Plan.

         C.       Employment Rights

                  Participation in the Plan is not a guarantee of employment. However, the Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

         D.       Benefit Insurance

                  Your benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not provide plan termination insurance for this type of Plan.

         E.       Claims Procedure

                  If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the
                  Administrator must give you a written explanation of the reason for the denial. If the Administrator denies your claim, you may, within 60 days after receiving the denial, submit a written request asking the Administrator to review your claim for benefits. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Administrator, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made on the Plan Administrator at the address of the Employer.


                  If you are successful in your lawsuit, the court may require the employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you maybe required to pay the Employer's legal fees.

         F.       Assignment

                  Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a qualified domestic relations order or as provided by state law. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO on your Plan benefits is received. Receipt of a qualified domestic relations order shall allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

         G.       Questions

                  If you have any questions about this statement of your rights under ERISA, please contact the Employer or the Pension and Welfare Benefits Administration, Room N5644, U.S. Department of Labor, 200 Constitution Ave., N.W.,Washington, D.C. 20210.

         H.       Conflicts With Plan

                  This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.

                            SUMMARY OF PLAN FEATURES

                      Reliv International, Inc. 401(k) Plan

                            RELIV INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                             Chesterfield, MO 63005
                Telephone: (314)537-9715 Tax I.D. No.: 37-1172197



GENERAL INFORMATION:

Business Form: Corporation                          Vesting: 1000 hours
Plan Number: 002                                    Eligibility Requirements:
Effective Dates:                                    Age: 21 Years
         Original Plan: January 1, 1995             Service: Elective Deferrals & other
         Amended Plan: January 1, 1997              Contributions unless listed: 1 Year(s)
Compensation:                                       Exclusions:
Code Sec. 3401(a) Comp.                             Union Employees are excluded
Based on Plan Year.
Entry Date: For Profit-Sharing Contr.               RETIREMENT DATES:
the earlier of the first day of the Plan
Year or the first day of the seventh                 Normal: 65 years old
month of the Plan year coinciding with or           Early: Not Applicable
following.
For Contr. other than Profit-Sharing - the          CONTRIBUTIONS:
earlier of the first day of the Plan Year
or the first day of the seventh month.              Elective Deferrals: Any % from 1% to
Hours of Service: Based on actual                   15 %.
Limitation Year: From January 1 to                  Changes allowed on Plan's Anniversary
December 31.                                        Date & 1st day after Valuation Dates.
Net Profits: Not Required.                          Deferrals may be reinstated on the 1st
No Net Profits required for:                        day of next Valuation Period.
Matching Contributions                              Matching Contributions:
Qualified Non-Elective Contributions                Discretionary: Will be set prior to the
Discretionary Contributions                         end of Plan Year and shall not exceed
Plan Year: From January 1 to December               Qualified Matching Contributions will be
31                                                  None.
Qualified Early Retirement Age: Shall be            Qualified Non-Elective Contributions:
when order is qualified                             Amount to meet both tests will be used.
Qualified Joint and Survivor Annuity:               Qualified Non-Elective Conts will be
50%                                                 made to: Non-Highly Compensated EE's
Taxable Wage Base:                                  Matching Computation Period:
Maximum                                             Monthly.
Valuation Dates:                                    Profit-Sharing Contributions shall be
Voluntary - n/a                                     allocated as follows: Integrated with
Deferrals - v                                       Social Security.
Matching - v                                        Excess Amounts shall be placed in a
QNECs - v                                           suspense account.
Non-Elective - v                                    Return of Excess Contributions: A





                                       19



Top-Heavy - v                                       Participant's excess shall reduce either
Key: (i) daily: (ii) weekly; (iii) monthly          test.
(iv) bi-monthly; (v) quarterly; (vi) semi-          Allocations: Only made to Participants
annually; (vii) annually                            employed at Plan Year end with a Year
Year of Service:                                    of Service.
Eligibility: 1000 hours                             Also made to Employees who terminate
Allocation Accrual: 1000 hours                      because of:

Matching/Other                                      Available.
                                                    For employed Participants who have
X        X Retirement.                              attained NRA:Available.
X        X Disability.                              Upon termination, benefits shall be paid
X        X Death.                                   following close of Plan Year.
         X Term with Year of Service.               Upon termination for death, Disability,
X        Term w/o Year of Service.                  or retirement, benefits shall be paid
         Term for any reason w/ Year of             following close of Plan Year.
Service.                                            Optional Forms of Payment:
                                                    Lump Sum
         Matching Contributions will be made to     Installment Payments
         Participants who make deferrals and do     Life Annuity
         not withdraw them prior to the             Joint and Survivor Annuity
                                                    Normal Form of Payment: Joint and
          Rollovers: Permitted.                     Survivor Annuity.
          Transfers: Permitted.                     Life Expectancies: May not be
                                                    recalculated.

         FORFEITURES:                               PLAN OFFICIALS:

         Reallocation:
         Date for Reallocation: At Plan Year        Trustee: David G. Kreher, Stephen M.
         end.                                       Merrick, Robert L. Montgomery
         Restored from:                             Plan Administrator: Reliv International,
         1 Current Forfeitures.                     Inc.
         2 Employer Contribution.
         3 Plan Income.

         VESTING:

         Computation Period: Plan Year.
          Disregarded Service: Prior to Plan.
          Schedule:
         Contributions, other than those fully vested, will vest as below:

         0%(lst Yr),20%(2nd),40%(3rd),
         60 % (4th),80 % (5th), 100 % (6th)

TOP-HEAVY MINIMUM CONTRIBUTIONS:

         Satisfied by this Plan. Made to only eligible non-key Employees.

INVESTMENTS:

                  Participant Loans: Permitted.
                  Insurance Policies: Permitted.
                  Employer Investment Direction: Not Permitted.
                  Employee Investment Direction: Permitted.

DISTRIBUTIONS:

         Hardship Withdrawals: Permitted.
                  For separated Participants: Available.
                  For employed Participants: Not


























                                                               November 14, 1997












                                       21